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              991208 Change to By-laws of Global Income Fund, Inc.


On December 8, 1999, the Board of Directors of Global Income Fund, Inc. ("Company"), acting by unanimous written consent, authorized:

(i) Section 2.10 of Article II of the Company's By-Laws be amended to provide that, to be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than sixty
     (60) calendar days not more than ninety (90) calendar days prior to the anniversary date of the mailing date of the notice of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) calendar days before or sixty (60) calendar days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the later of the sixtieth (60) calendar day prior to such annual meeting or the tenth (10th) calendar day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) calendar day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. For purposes of this Section 2.10, the date of a public disclosure shall include, but not be limited to, the date on which such disclosure is made in a press release reported by the Dow Jones News Services, the Associated Press or any comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15 (d) (or the rules and regulations thereunder) of the Securities Exchange Act of 1934, as amended, or pursuant to Section 30 (or the rules or regulations thereunder) of the Investment Company Act of 1940, as amended; and that

(ii) Section 2.11 of Article II of the Company's By-Laws be amended to provide that, to be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) calendar days not more than ninety
     (90) calendar days prior to the anniversary date of the mailing date of the notice of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) calendar days before or sixty (60) calendar days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the later of the sixtieth (60) calendar day prior to such annual meeting or the tenth (10th) calendar day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. For purposes of this Section 2.11, the date of a public disclosure shall include, but not be limited to, the date on which such disclosure is made in a press release reported by the Dow Jones News Services, the Associated Press or any comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15 (d) (or the rules and regulations thereunder) of the Securities Exchange Act of 1934, as amended, or pursuant to Section 30 (or the rules or regulations thereunder) of the Investment Company Act of 1940, as amended.